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EXHIBIT 21

SUBSIDIARIES OF CVF CORPORATION

1.  Canadian Venture Founders
      Leasing Corporation
2.  Dantec Electronics Limited
3.  Eastview Marketing One LLC
4.  Grand Island Marketing Two LLC
5.  Grand Island Marketing Inc.
6.  Biorem Technologies Inc.
7.  Gemprint Corporation
8.  Solaria Research Enterprises Ltd.
9.  Petrozyme Technologies, Inc.
10. Dantec Systems Corporation
11. Ecoval Inc.
12  TurboSonic, Inc.
13. Mindflight Corporation
14. Certicom Corp.